CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
THE SPECTRANETICS CORPORATION

The Spectranetics Corporation (the “Corporation”), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:
FIRST: That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”), declaring said amendment to be advisable and directing that such amendment be considered at the next annual meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:
RESOLVED, that the Certificate shall be amended by deleting Article IV, Section 1 in its entirety and replacing it with the following:
“Section 1. Stock and Classes Authorized.
The aggregate number of shares of capital stock which the Corporation shall have authority to issue shall be 125,000,000 shares, 120,000,000 of which shall be of a class designated as Common Stock, with a par value of $0.001 per share (hereinafter referred to as “Common Stock”), and 5,000,000 of which shall be of a class designated as Preferred Stock, with a par value $0.001 per share (hereinafter referred to as “Preferred Stock”).”
SECOND: That the remaining provisions of the Certificate shall remain in full force and not be affected by this Certificate of Amendment.
THIRD: That thereafter, pursuant to the resolution of its Board of Directors, the annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by the DGCL were voted in favor of the amendment.
FOURTH: That the aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.
IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 10th day of June, 2014.

THE SPECTRANETICS CORPORATION

By:	/s/ Jeffrey A. Sherman
Jeffrey A. Sherman
Corporate Secretary